PROSPECTUS                                          Filed Pursuant to Rule 424b3
                                                    Registration No. 333-72405

                            R-TEC Technologies, Inc.

                          1,250,000 Shares Common Stock

                                 $8.00 per share

  -----------------------------------------------------------------------------

R-Tec owns patented paints and          The proceeds of stock sales will
other coating technologies which        be held in escrow by the Bank of
detect leaks from freon and other       New York and paid to R-Tec only if:
gases by changing color. We intend
to sell the paints and to develop       o at least 125,000 shares are sold,
new products to detect other types      o within three (3) months after the
of gas leaks.                             effective date of this prospectus or
                                          six months after the effective date
This is our initial public offering.      of the prospectus, if extended by
There is currently no public market       R-Tec.
for the common stock.
                                        Otherwise all subscriptions will be
The number of shares offered have       returned to you with interest.
been reduced from the number of
shares offered in our previous
prospectus and our plan of
distribution has changed.
See "Plan of Distribution"
on page 25.


The Offering
------------                                       Commissions
                                   Public Price                  Total to R-Tec
                                   ------------    ------------  --------------
Per Share..............            $       8.00    $       .80   $         7.20

Proceeds to R-Tec from
  Minimum
Offering ..............            $  1,000,000    $   100,000   $      900,000

Proceeds to R-Tec from
  Maximum
Offering...............            $ 10,000,000    $ 1,000,000   $    9,000,000




This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5 for specific risks involved in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              Thornhill Group, Inc.
                      1900 Corporate Blvd., Suite 305 West
                            Boca Raton, Florida 33431
                                 (561) 241 9921
                               Member of NASD SIPC

                The date of this prospectus is November 12, 1999

                               Table of Contents

Prospectus Summary............................................................3
Risks Factors ................................................................5
Recent Developments...........................................................7
Where You Can Find
 Additional Information.......................................................7
Dilution .....................................................................8
Use of Proceeds...............................................................9
Selected Financial Data .....................................................12
Management's Discussion and
 Analysis or Plan of Operation...............................................12
Business.....................................................................13
Management and Affiliates....................................................20
Principal Shareholders ......................................................23
Certain Relationships and
 Related Transactions........................................................24
Description of Securities....................................................25
Plan of Distribution ........................................................26
Legal Matters................................................................27
Experts......................................................................27
Change in Independent Accountants............................................27
How to Invest in R-Tec.......................................................28
Financial Statements........................................................F-1

                               Prospectus Summary

            This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

R-Tec Technologies, Inc.

            R-Tec Technologies, Inc. was formed in October, 1998 for the purpose of developing, manufacturing, selling and licensing our proprietary technology for detecting gas leaks. R-Tec has not yet commenced commercial operations. We presently do not own our own facilities to produce our products, although we have a contract with a manufacturer, Anscott Chemical Corp. We do not have commercial quantities of our products. The efficacy of our product, R-Tect 22, has been confirmed by an independent third-party, Motors & Armatures Corp. which tested the product and its formulations and found that they meet Motors & Armatures' standards for commercial leak testing of critical charge refrigeration and air conditioning systems. Motors & Armatures' standards for leak testing might not be the same as testing standards used by other third-parties and potential customers. To date, R-Tec has devoted all of its energies to its initial organization, product research and development, developing a business plan, fund raising efforts and to primarily preparing the documentation related to this offering.

            R-Tec's proprietary technology is protected by a patent which is owned by R-Tec. An additional U.S. patent expanding the scope of the issued patent and foreign patent applications are pending. The original patent was purchased by R-Tec's issuance of 100,000 common shares and a note payable in the amount of $450,000. The patent is collateral for the note.

            We have developed three gas detecting paints. The paints change color when gas escapes through the coated junction allowing for rapid detection of gas leaks. We believe our existing products have broad application in areas such as the manufacture and installation of air conditioning and refrigeration systems.

            We plan to use these technologies to develop more gas detecting paints and other products that will be used in a variety of industrial and manufacturing settings to coat pipe junctions. Examples of such products are a carbon dioxide reactive paint product which exists in prototype form, designed to detect carbon dioxide leaks, a natural gas detection reactive paint which exists in prototype form and a propane leak detection reactive paint product which has not been developed. In addition to the propane leak detection reactive paint product, we hope to develop leak detection systems for other gases, such as ammonia, butane, using our patented technology. R-Tec's detection technology potentially could be used to measure blood gases, to measure the freshness of packaged poultry, and to detect gas leaks in electrical transformers. At present, we have not taken steps to determine feasibility of other potential applications of our technology. Sale of the minimum number of shares offered would reduce the number of products which R-Tec can develop and produce.

                                  The Offering

Common Stock Offered...............................Minimum -   125,000 shares
                                                   Maximum - 1,250,000 shares

Offering Price.....................................$8.00 per share

Total Number of
Shares Outstanding
After the Offering
(assuming all offered
shares are sold)...................................4,266,666 shares

Total Number of
Shares Outstanding
After the Offering
(assuming the minimum
number of shares offered
are sold)..........................................3,041,666 shares

Estimated Net Proceeds
(assuming the minimum
number of shares offered
are sold)..........................................$790,000

Estimated Net Proceeds
(assuming all offered
shares are sold)...................................$8,620,000

Use of Proceeds....................................We intend to use the net proceeds of this offering to

                                                   o conduct product research
                                                     and development
                                                   o fund initial business
                                                     operations
                                                   o pay salaries
                                                   o develop production and
                                                     marketing plans
                                                   o pay for the patent
                                                     assigned to R-Tec
                                                   o provide working capital
                                                     and for general corporate
                                                     purposes.

Dividend Policy......................................We do not intend to pay any cash dividends for the
                                                     foreseeable future.

                                  Risk Factors

            Investing in our common stock involves a high degree of risk. In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our common stock.

If We Sell Only 125,000 Shares, We Might Not Be Able to Operate After 12 Months Due To Our Cash Shortage And You Might Lose Your Entire Investment.

            If only 125,000 shares are sold and R-Tec does not make significant sales during its first year of operation, R-Tec may not have sufficient capital to fund operations after 12 months., without revenues. In addition, R-Tec may be unable to find additional suitable financing sources on acceptable terms. Therefore, if the minimum number of shares are sold, R-Tec may not have sufficient funds to operate after 12 months and we may not be able to undertake additional projects or operations described in this prospectus. This could result in your losing all of your investment.

R-Tec Is A Start-Up Company With Limited Operating History.

            There is absolutely no assurance that we will be able, upon completion of this offering, to successfully implement our proposed business plan or that R-Tec will ever operate profitably. R-Tec was only recently incorporated, has no significant assets other than a patent. R-Tec has no current substantial business operations nor any history of operations and is considered to be a development stage enterprise.

Investors In This Offering Will Experience Immediate And Substantial Dilution.

            Investors will experience immediate and substantial dilution between the initial public offering price of $8.00 and the pro forma net tangible book value per share of common stock after the offering. Such dilution will amount to $6.12 or 76.50% if all shares are sold; $6.99 or 87.37% if 625,000 shares are sold; $7.94 or 99.25% if 125,000 shares are sold.

All Of Our Products Are New And May Not Be Commercially Feasible.

            R-Tec may also experience difficulties that could delay or prevent the development, introduction and marketing of its products. R-Tec will be dependent upon products that will be developed in commercial quantities in the future. If we are unable on a timely basis to develop new products or enhancements to existing products, or if our products do not achieve market acceptance or commercial success, our business, operational results and financial condition will be materially adversely affected and investors could lose their entire investment. Since our products have never been produced in commercial quantities, there can be no assurance that commercial production will be feasible. Even if feasible, there can be no assurance that our products will perform as intended.

If Our Products Fail To Operate Properly, We Will Be Subject To Significant Liability.

            Our products are designed to avoid significant dangers, such as natural gas leaks. If our products do not function properly and property or personal injury occurs as a result of gas leaks which should have been detected by our products, R-Tec may incur significant liability which R-Tec may be unable to pay.

We Do Not Have Our Own Production Facilities At This Time To Produce Our Products And Our Office Space Is Inadequate For Future Needs.

            At the present time we do not have our own facility to produce the paints which are our principal products. In addition, our present office space is inadequate for future needs.

Shareholders May Be Unable To Sell Stock Since There Is No Active Market At Present.

            No public market exists for R-Tec's common stock. You may not be able to sell your shares promptly or at all, or sell your shares at a price equal to or above the price you paid for the shares due to the lack of an active market at present. There can be no assurance that any market will develop for the securities or that if a market does develop, that it will continue. If we are unable to qualify for the NASDAQ Small Cap Market listing, we believe that our stock will trade on over-the-counter market on the OTC Bulletin Board. Consequently, selling your common stock would be more difficult, transactions could be delayed, and security analysts' and news media's coverage of R-Tec may be reduced. These factors could result in lower stock prices.

R-Tec's Business Is Dependent On Patent Protection Which Cannot Be Assured.

              R-Tec holds a patent and has pending U.S. and foreign patent applications on its technology. There can be no assurance that patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

There Is A Risk That Our Products Will Not Work As Intended.

            We have never produced any commercial quantities of our products and they have never been tested by consumers. There is no assurance that our products will work for consumers as intended and no assurance can be given that our products will not cause damage which will result in liability for R-Tec. If our products are not commercially viable, we could have insufficient funds to operate which could result in our terminating operations.

Management Has Broad Discretion In The Use of Proceeds Of This Offering.

            Management has broad discretion in the use of proceeds and the allocations set forth are only estimates, subject to adjustment in the opinion of management based on events which may arise in the future.

Present Stockholders Will Derive Greater Benefits If We Are Successful And Have Less Risk.

            Present stockholders will benefit from a disproportionately greater share of R-Tec, if successful, while investors in this offering risk a disproportional greater loss of cash invested if R-Tec is not successful. Three of our officers and directors collectively have given total consideration of $569,150 for the 2,916,666 presently outstanding shares of R-Tec's common stock. Additionally Muriel Kaiser received 100,000 shares in partial payment for R-Tec's patent. Investors in this offering will pay a total purchase price of $10,000,000, assuming all 1,250,000 shares are sold. The present shareholders will own 70.70% of the outstanding shares and investors in this offering will own 29.30% of the outstanding shares.

Offering Proceeds to Benefit Officers, Directors and Related Parties.

            A portion of the proceeds from this offering may be used to pay debt to our officers, directors and related parties rather than to fund operations or implement our business plan. R-Tec Technologies, Inc. issued four Promissory Notes to its officers, directors and related parties On May 26, 1999, sums due pursuant to the notes to Mr. Lacqua, Ms. Vitolo and Mr. Scola were reduced or reclassified as equity. As of June 30, 1999, $22,036 was owed to shareholders for reimbursement of expenses incurred since May 26, 1999.

Some of R-Tec's Competitors May Be Larger And Better Financed.

            R-Tec's products will compete with electronic and other devices which are designed to detect gas leaks. Some of these competitors have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec which will limit its marketing efforts, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.

Due To Our Lack Of An Independent Compensation Committee, Salaries May Be Set By The Majority Stockholders.

            The majority shareholders may set the salaries or other compensation of officers and employees without the objective opinion of an independent compensation committee. The officers of the company are still bound by their fiduciary duties to act in the best interest of the company but there is no assurance that they will act as impartially as an independent compensation committee would.

If R-Tec's Common Stock Becomes Subject To The Penny Stock Rules, Investors May Find It More Difficult To Sell Their Securities.

            If the trading price, if any, of the common stock were to fall below $5.00 per share, trading in the common stock would be subject to rules promulgated under the Exchange Act of 1934. This could severely limit the liquidity of the common stock and the ability of investors in this offering to sell the common stock in the secondary market. Those rules require additional disclosure by broker-dealers in connection with any trades involving a stock market price of less than $5.00 per share. These rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith. Delivery must occur prior to any transaction. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the investor and must have received the investor's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, and current bid and offer quotations for the penny stock. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by these requirements may discourage them from effecting transactions in the common stock.

Our Offering Price Has Been Arbitrarily Determined

            We have unilaterally and arbitrarily determined the offering price. The value of the common stock as determined by any subsequent market for the common stock may be may much less than the price paid by you .

                               Recent Developments

            On February 24, 1999, a press release was issued by R-Tec for distribution on the Internet which contained several inaccurate statements or statements which require clarification. The press release stated inaccurately that R-Tec obtained worldwide recognition with its global patent which was filed in 104 countries. In fact, the recognition referred to was R-Tec's patent application which was filed in 96 countries. The press release statement that R-Tec's products were "revolutionary" and its technology instrumental in reducing CFC emissions and global warming were based on the opinions of Shawn P. Walsh, a consultant to R-Tec and a director. However, R-Tec's products are not yet in consumer use and have never been instrumental in reducing CFC emissions or global warming. The press release also stated inaccurately that Underwriters Laboratories were unable to produce a standard for R-Tec's technology because it is so advanced. In fact, Underwriters Laboratories stated that it did not have a published standard with which to evaluate R-Tec's R-Tect 22 product due to the uniqueness of this product. Finally, the reference in the press release to a contact by Deputy Commissioner of New York City Environmental Protection Agency failed to indicate that his evaluation of R-Tec's products was based on statements made to him by R-Tec concerning the product's performance and efficacy.

                    Where You Can Find Additional Information

            In connection with the offering of the common stock, R-Tec has filed a registration statement with the Securities and Exchange Commission. There is additional information concerning R-Tec contained in the registration statement that is not contained in this prospectus. In addition, beginning with the effective date of this prospectus, we will be required to file annual quarterly and special reports and proxy statements with the SEC. You may read and copy any document we file at the SEC's- Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or may view them on the SEC worldwide web site at http://www.sec.gov\edgar. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may request a copy of our SEC filings, at no cost, by writing R-Tec Technologies, Inc., 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820.

                                    Dilution

            As of June 30, 1999, R-Tec's common stock had a deficit in net tangible book value of $(590,805) or approximately $(.20) per share. The following table sets forth the difference between the price to be paid by new shareholders and the negative net tangible book value per share at June 30, 1999, as adjusted to give effect to this offering.


                                                                1,250,000 shares           625,000 shares           125,000 shares
                                                                      sold                      sold                      sold

Assuming a public offering price of                             $           8.00           $         8.00           $         8.00

Net proceeds to R-Tec                                           $   8,620,000.00           $ 4,275,000.00           $   790,000.00

Net tangible book deficit per share                                       ($0.20)                  ($0.20)                  ($0.20)
for existing shareholders before offering

Increase per share attributable to payment                      $           2.08           $          1.21           $         0.26
of shares purchased by new investors

Pro forma net tangible book value after                         $           1.88           $          1.01           $         0.06
offering

Dilution per share to new investors                             $           6.12           $          6.99           $         7.94


            The following chart illustrates the pro-forma proportionate ownership in R-Tec, upon completion of the offering of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of R-Tec by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

                                                  Shares Issued                         Total Consideration          Average Price
                                      Number                    Percent              Amount           Percent          Per Share

Present Stockholders                  3,016,666                  70.70%            $   569,000            5.38%           $ 0.19
New Investors Maximum                 1,250,000                  29.30%            $10,000,000           94.62%           $ 8.00

Present Stockholders                  3,016,666                  96.02%            $   569,000           85.05%           $ 0.19
New Investors Minimum                   125,000                   3.98%            $ 1,000,000           14.95%           $ 8.00

                                 Use of Proceeds

            The proceeds of this offering will be used to pay:

o Research and development expenses, which consist of the salaries of our scientists, the cost of equipment, supplies, leasing laboratory space and purchase or construction of a laboratory.
o Office expenses which consist of expenses for executive offices, purchase or construction of a building, and lease of warehouse space.
o Parts and supplies expenses which consist of the cost of raw materials and inventory.
o Salary expenses, which consist of the salaries of R-Tec's officers and directors, internal accounting, administrative and other personnel.

o Sales and marketing expenses, which consists of advertising and public relations costs.
o Patent expenses, which consists of the payment due for the patent.
o Insurance expense consists of the cost of general liability, officers and directors liability, life, health, workers' unemployment compensation and automobile insurance.
o Existing Debt of approximately $60,000.

            The chart below represents the use of proceeds if $10,000,000 of common stock is sold. Sale of 1,250,000 of the shares offered would provide sufficient funds for R-Tec to operate 36 to 48 months without revenue.



                                                             ESTIMATED
                                                             PERCENT OF
PURPOSE                                     AMOUNT           PROCEEDS
-------                                     ------           ---------
Research and Development Activities     $2,371,080.00          27.51%
Salary Expense                           2,135,000.00          24.77%
Parts and Supplies Expense                 800,000.00           9.28%
Office Expense                           1,853,920.00          21.51%
Patent Expense                             450,000.00           5.22%
Sales and Marketing Expense                500,000.00           5.80%
Travel Expense                             100,000.00           1.16%
Insurance Expense                          350,000.00           4.06%
Existing Debt                               60,000.00            .70%

Total                                   $8,620,000.00            100%


Offering Expenses                          380,000.00
Commissions                              1,000,000.00

            The chart below represents the use of proceeds if the 625,000 shares offered are sold. Sale of the 625,000 shares offered would provide sufficient funds for R-Tec to operate 24 to 36 months without revenue.

                                                                ESTIMATED
                                                                PERCENT OF
PURPOSE                                       AMOUNT            PROCEEDS
-------                                      -------            ----------
Research and Development Activities     $1,679,920.00          39.41%
Salaries Expense                         1,100,000.00          25.73%
Parts and Supplies Expense                 226,160.00           5.29%
Office Expense                             353,920.00           8.28%
Sales and Marketing Expense                200,000.00           4.68%
Patent Expense                             450,000.00          10.53%
Travel Expense                              50,000.00           1.17%
Insurance Expense                          150,000.00           3.51%
Existing Debt                               60,000.00           1.40%

Total                                   $4,270,000.00         100.00%


Offering Expenses                          230,000.00
Possible Commissions                       500,000.00

            The chart below represents the use of proceeds if the Minimum number of shares offered are sold. Mr. Scola, Mr. Lacqua and Ms. Vitolo would defer a portion of their salaries, if necessary, until sufficient funds were available. We may be able to retain our present employees and hire three additional employees for $82,500 within the budget stated below. If the anticipated budget is inadequate, we will hire the additional employees and defer officers' salaries to the extent necessary. Sale of the 125,000 shares offered would provide sufficient funds for R-Tec to operate 12 months without revenue.



                                                                    ESTIMATED
                                                                    PERCENT OF
PURPOSE                                     AMOUNT                  PROCEEDS
-------                                     ------                  -----------
Research and Development Activities       $150,000.00                18.99%
Salaries Expense                           232,500.00                29.43%
Parts and Supplies Expense                  80,000.00                10.13%
Office Expense                             150,000.00                18.99%
Sales and Marketing Expense                 90,000.00                11.39%
Patent Expense                              27,500.00                 3.48%
Travel Expense                              20,000.00                 2.53%
Insurance Expense                           40,000.00                 5.06%
Existing Debt                                       0                 0.00%

 Total                                    $790,000.00               100.00%

Offering Expenses                          110,000.00
Commissions                                100,000.00

            The foregoing represents management's current estimate of how the proceeds of this offering will be used and is subject to change based on changing circumstances and differing needs of R-Tec as they may exist in the future. R-Tec may reallocate the proceeds in the above described categories or to other purposes in response to changes in its plans, industry conditions, and R-Tec's future revenues and expenditures.

            We believe that the net proceeds from the sale of the common stock offered assuming that all shares offered are sold, will provide R-Tec sufficient capital to fund initial operations, development and expansion of business for approximately the first 36 to 48 months following completion of this offering. If only the minimum is sold, R-Tec believes it will be able to operate for 12 months if no revenue is generated from its operations. We had originally estimated that R-Tec could operate 24-36 months without revenues if $10,000,000 of common stock were sold and 24 months if $5,000,000 of common stock were sold. We have increased our estimates of the periods we can operate without revenue upon raising $10,000,000 to 36 to 48 months, and 24 to 36 months if we raise $5,000,000. This increase is based on our decision to develop fewer new products and reduce the salaries of Mr. Scola, Mr. Lacqua and Mrs. Vitolo to $50,000 each. In the event R-Tec had no revenues, the money raised could sustain R-Tec longer because fewer research and development projects would be undertaken initially, and as a result of the officers' salaries reduction, more funds were available to pay the salaries of other employees.

             Many factors may affect R-Tec's cash needs, including the possible failure to develop sufficient revenues from the sale of its products. R-Tec may not have sufficient capital for its funding requirements and may be unable to find suitable financing on acceptable terms. If R-Tec is unable to obtain such additional financing, our ability to maintain our level of operations could be materially adversely affected and R-Tec may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.

            A portion of the proceeds will be used to pay a promissory note executed in payment for the patent which underlies our patented technology. $450,000 payable in full thirty (30) days from the date R-Tec sells $2,000,000 of common stock; or if $2,000,000 of common shares is not sold before May 1, 2000, beginning May 1, 2000, accrued interest payable quarterly for two (2) years until May 1, 2002, at which time the R-Tec will make quarterly payments of $22,500 in principal and accrued interest until paid in full. The note bears interest at the rate of 6% per annum.

            A portion of the proceeds will be used to repay a promissory note to an unrelated third party in the principal amount of $60,000 bearing interest at 8.5% per annum. Under the terms of the note accrued interest is due monthly with the entire principal amount is due at such time as R-Tec sells $2,000,000 of shares in this offering or November 15, 2000, which ever occurs first.

            Any portion of the net proceeds not required for immediate expenditure will be deposited in R-Tec's corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, or short-term obligations of financial institutions.

            We reserve the right to change the use of proceeds in the event that we determine based on our marketing efforts and research and testing of our products that an adjustment in the proceeds of this offering is warranted in the opinion of management. However, there will be no adjustment in any amounts utilized to pay promissory note and patent expense.

                             Selected Financial Data

            R-Tec is a development stage company and has no revenues or earnings from operations.

                                       June 30, 1999          December 31, 1998
                                       -------------          -----------------
                                       (unaudited)

Total Assets                            $1,060,904             $     904,500
Total Liabilities                          619,722                   821,147
Stockholders Equity                        441,182                    83,353
Net Tangible Book Value                   (590,805)                 (776,647)
Net Tangible Book Value per share       $    (0.20)            $       (0.27)


            Management's Discussion and Analysis or Plan of Operation

            The following discussion and analysis should be read in conjunction with R-Tec's financial statements and the Notes associated with them contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. R-Tec's actual results may differ significantly from the result discussed in the forward looking statements. Factors that might cause such a difference are discussed in "Risk Factors."

Overview

            R-Tec has patented technology for coatings such as paint and other products which may be used to detect leaks of various gases from pipes. We believe that our R-Tect 12 reactive paint, R-Tect 22 reactive paint and R-Tect carbon dioxide reactive paint products are ready for commercial production and we have an order for R-Tect 22 reactive paint.

             From its inception in 1998, R-Tec has been engaged primarily in activities devoted towards obtaining the patent rights to the technology, general business operations, negotiating license agreements and obtaining financing for this offering. There have been no revenues to date.

Results of Operations

            It is difficult for R-Tec to forecast its revenue or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful.

            As a result of our extremely limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Our expense levels are based upon our expectations concerning future revenue. Thus, quarterly revenue and results of operation are difficult to project.

Liquidity and Capital Resources

            R-Tec has incurred negative cash flows from operation since its inception. We expect to continue to expend substantial sums to complete product development, to create inventory and to begin marketing and sales.

            Our future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of the R-Tect 22, R-Tect 12 and R-Tect carbon dioxide reactive paint products, progress in its product development efforts, the magnitude and scope of such efforts, the cost of contract manufacturing, cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the development and marketing of our products. R-Tec requires the minimum proceeds of this offering to meet its planned operating requirements through December, 2000. In the event R-Tec's plans change or its assumptions change or prove to be inaccurate or the proceeds of the offering prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), R-Tec could be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, or through other sources in order to bring its products through regulatory approval to commercialization. The terms and prices of any equity or debt financing may be significantly more favorable than those of the shares sold in the offering. R-Tec does not have any material committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, R-Tec's business, financial condition, and results of operations will be materially and adversely affected.

            The actual research and development and related activities of R-Tec may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of R-Tec's research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential, the status of competitive products. The focus and direction of R-Tec's operations will also be dependent upon the establishment of collaborative arrangements with other companies, and other factors.

            Until required for operations, R-Tec's policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments and other investment-grade quality instruments.

            There can be no assurance that R-Tec will be able to commercialize its technologies, or that profitability will ever be achieved. R-Tec expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, most of which are outside R-Tec's control.

                                    Business

History of Our Company

            R-Tec was incorporated under the laws of the State of New Jersey on October 22, 1998. R-Tec has no significant assets with the exception of its patents. To date, activities have been limited to organizational matters, product research, developing a corporate business plan, patent filings, negotiating license agreements and the preparation and filing of the registration statement of which this prospectus is a part.

Background

            Presently, there are three major methods used to detect gas freon leaks. The oldest method is to coat suspected leak sites with a liquid, such as soap bubbles. Pressure from the escaping gas causes bubbles to form which confirms a leak at the site. Although inexpensive and generally applicable, this method lacks the ability to locate small leaks which over time can allow large volumes of gas to escape. The second major method is the use of electronic ionization detectors. Although more expensive than the pressure based detection method, false results have been noted due to interaction with metallic pipes. Moreover, their effectiveness diminishes with the amount of escaping gas. As a result, such detectors have a limited ability to find small leaks. The third, and perhaps most effective currently available detection method, is the internal injection of liquid based dyes. The dye leaks through the opening and can be seen on the outside of the pipe. This method necessitates purchasing expensive equipment, hiring trained technicians, and purchasing costly dyes for each application. Recently, some hardware manufacturers have declared due to the invasive nature of these dyes, that their use may void the manufacturer's warranty. Our products are designed as an external coating which is non-corrosive and will not interfere with the operation of the pipe or equipment and we believe the manufacturer's warranties will not be affected. Moreover, none of the competitive methods provide any form of passive leak detection.

            The benefits that would result from early detection of leaks in gas lines may be substantial. By specifically identifying the source of a gas leak and permitting the early detection of the escaping gas, our products may reduce environmental damage caused by leaks of gases, which are believed to cause ozone depletion and other environmental problems. In addition, by specifically indicating the location of a leak, our products may enable owners or operators to promptly and cost effectively repair the leak and reduce the gas replacement cost incurred as a result of leakage.

Our Proposed Business

            R-Tec was formed to develop and manufacture reactive paints and other products to coat pipe junctions. Once sealed with the paint, gas escaping through the painted junction, causes a chemical reaction resulting in a visible color change of the paint.

            For example, during the manufacture and installation of air conditioning and refrigeration systems, the manufacturer or installer may apply R-Tect 22 to the joints of the system. R-Tect 22 placed externally on the system, waits for leaking gas to pass through it. When a leak occurs at a coated joint, the blue paint should change to a bright florescent yellow, identifying a leak from the inside out. R-Tect 22 does not react with gases in the air surrounding the pipe. Thus, the exact location of the leak is identified. R-Tect 22 not only detects gas leaks from a system, but also we believe, based on the tests we have performed, neutralizes limited amounts of some of the chloroflurocarbons passing through the paint by removing the chlorine and fluoride from the gas, making the gas inert and possibly harmless to the ozone layer. Freon gas is trapped in our paint as it escapes from the leaking pipe. A chemical which reacts with the freon causes it to change its structure through a polymer which traps the chemical and prevents the release of harmful gases into the air.

            In addition, R-Tect 22 may react to the leak before significant refrigerant gas escapes from the system and the owner of the equipment experiences any failure or need to replace the gas, thereby reducing the need for further production of chloroflurocarbons. Although there are calls for reducing the amount of chloroflurocarbon production, due to the overwhelming use of this product worldwide, these gases will be produced overseas and domestically until the year 2040.

            The first products we plan to make available for sale are:

o R-Tect 22 reactive paint. R-Tect 22 is an external application paint designed to detect R-22 freon gas leaks in air conditioning units,
o R-Tect 12 reactive paint, developed for automotive application to detect R-12 freon gas,
o R-Tect carbon dioxide reactive paint developed as an external application paint designed to detect carbon dioxide leaks in pipe systems which contain gaseous or liquid carbon dioxide, and
o R-Tect Natural Gas reactive paint developed as an external application paint which is designed to detect natural gas leaks in a variety of systems.

            Other products nearing the end of development are R-Tect 134A reactive paint, developed to detect R-134A, a gas in air conditioning applications. We expect R-Tect natural gas reactive paint, R-Tect carbon dioxide reactive paint and R-Tect 22 reactive paint to be available for commercial production in October 1999. R-Tect 12 reactive paint should be available in November 1999, along with R-Tect 134A reactive paint. However, no assurance can be given that commercial production will, in fact, occur on this timetable.

Two-Phase Business Plan

            Our business plan is based on implementing our strategy in two phases:

o Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of Three Initial Products, and

o  Phase 2 - Expand Product Lines.

The key elements of each phase of our strategy are described below:

   Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of the Three Initial Products

R-Tec's primary strategic goals for Phase 1 are:

o  The selection of appropriate manufacturing and distribution partners; and

o  The commencement of commercial distribution of our reactive paint products:

o R-Tect 22 freon leak detecting coating. Development of this product is complete.
o R-Tect 12 freon leak detecting coating. Development of this product is complete.
o R-Tect carbon reactive paint. Development of this product is expected to be complete by January, 2000 at an additional cost of $50,000.

            During Phase 1, we will incur significant operating expenses. $450,000 due for patent acquisition at such time as R-Tec raises at least $2,000,000 in this offering may be payable during this period. We do not expect to generate significant operating revenues for a period of at least six months after the completion of this offering.

            During Phase 1 R-Tec will require manufacturing facilities, office space and warehouse space. These facilities may be purchased or leased.


            Manufacturing and Distribution Relationships.

            One of R-Tec's Phase 1 goals is to establish beneficial relationships with strategic manufacturing and distribution partners. With this strategy, we hope to eliminate the need to build a large and costly production and sales infrastructure and to benefit from the inclusion of our products in our partners' marketing efforts.

            R-Tec has entered into a manufacturing contract with Anscott Chemical Industries, Inc., a nationally recognized manufacturer of chemical products located in Wayne, New Jersey.

            Anscott will be the exclusive manufacturer of our leak detection products; R-Tect 12, R-Tect 22, and R-Tect carbon dioxide reactive paints. The agreement is for five years. The rights granted to Anscott under the agreement are limited to these three specified products and to the United States. Anscott's exclusivity rights with respect to R-Tect carbon dioxide reactive paint is further limited to the dry cleaning industry. Anscott will manufacture our products based on purchase orders received from R-Tec. R-Tec intends to locate a quality control technician employed by us at Anscott's offices, but there is no provision in our contract with Anscott which requires Anscott to accept such supervision.

            We reached a distribution agreement with Motors & Armatures on March 26, 1999. Motors & Armatures is believed to be one of the largest distributors of air conditioning, refrigeration, and heating parts and supplies to wholesalers and original equipment manufacturing accounts in the U.S. It sells primarily to North America.

            Motors & Armatures has placed an initial order for 5,000 kits of R-Tect 22 reactive paint at $44.00 per kit. We believe that Motors & Armatures will distribute R-Tect kits R-Tect 12, R-Tect 22, and later R-Tect 134A reactive paints, primarily to organizations that will in turn sell them to air conditioning or refrigeration contractors. The original anticipated delivery date of R-Tect 22 to Motors & Armatures of October 31, 1999, has been extended to February, 2000. Motors & Armatures has advised us that it intends to create artwork for our products which it will be distributing and intends to hire an exclusive representative to work on the R-Tect product line. This specialist will travel with Motors & Armatures' sales representatives to train and educate its clients in the use of our products. Motors & Armatures has orally represented to us that it has allocated $156,000 for advertising in the first year for R-Tec's products and that it will also provide a direct mail campaign to reinforce the advertising program.

            Motors & Armatures has proposed a six month test marketing program to determine the volume level of sales. It intends to promote R-Tec's products as both, leak detectors, and as preventative maintenance products.

            R-Tec's Efforts To Expand Commercial Use of Initial Products.

            During Phase 1 R-Tec also intends to pursue direct sales to end-users and the original equipment manufacturing market. We will also complete research and development of our remaining initial products and will pursue marketing of these products. Potential users include public utility companies, automotive, marine, aviation, aerospace companies, and commercial real estate owners and developers. We have met with one utility company, Brooklyn Union Gas Utility. No sales have resulted from that meeting. Other utility companies have expressed an interest in the product. We plan to meet with Public Service Electric & Gas and Con Edison Public Utilities. We have also identified government agencies and municipalities where our products can reduce maintenance, overhead and provide another means to detect harmful gases. We also intend to pursue licensing arrangements with select end-users.

            We believe a marketing opportunity will also develop from insurance companies that underwrite risk associated with gas explosions. R-Tec will introduce its products to these insurance companies and will attempt to persuade them either to mandate the use of R-Tec's reactive paint products or to provide financial incentives, such as discounted insurance rates, to companies that utilize R-Tec's detection products.

            We believe that a marketing opportunity will develop for the use of R-Tec's reactive paint products to detect natural gas and propane leaks. Specifically, during the installation of a gas pipe, the installer could apply our paint to pipe joints. Property owners could also apply our reactive paint to pipe joints in existing structures. If natural gas or propane leaks through a stress crack, the paint is designed to change colors, indicating a leak, and warning anyone who examines the pipe joint.

            We also believe a market may exist for our reactive paint products in chemical plants. Chemical plants utilizing our reactive paint products could reduce the chance of significant damage caused by a toxic chemical or gas leak by applying our products to pipe joints in their manufacturing facilities.

            We also believe our reactive paint products could be used in the aerospace and aviation markets. We believe that aircraft utilizing our reactive paint products could possibly avert disasters caused by gas and fluid leaks if, during a routine inspection, a mechanic notes a change in color of the paints applied to pipe joints aboard the aircraft. Should there be a leak, it could be detected and repaired prior to the aircraft taking off.

            It is possible, though unlikely, that our paint could be caused to change color due to exposure to some other substances or gas from another source. A false positive reading due to ambient gases is minimized by the use of a clear polymer coating, which encases each of the R-Tec paints. When properly applied, the paint's impermeable coating serves to ensure that only gas leaking from the protected source can contact the reactive paint and therefore cause a positive reading. None of the testing conducted to date has indicated any variance of responsiveness of R-Tec's products to geographic area or weather conditions, such as humidity, air pressure or smog level.

            Phase 2-Expand Product Lines and Expand Internal Sales

            R-Tec anticipates that it will add product lines in Phase 2 which will be marketed to the users identified in Phase 1. R-Tec will continue to pursue new business with public utilities by developing new products which address specific needs with the industry.

            The speed with which we can develop, introduce, test market and expand sales of the additions to the R-Tec product line will determine the timing of the realization of our Phase 2 goals. This phase will be characterized by new product introductions, test marketing, expanded sales efforts, and industry driven mandates for the use of R-Tec products.

            During Phase 2, in addition to manufacturing facilities, office space and warehouse space required during Phase 1, R-Tec will require laboratory facilities for product development.

            During Phase 2, R-Tec will develop additional gas detection coating products.

o R-Tect ethylene detector. The estimated development time is 90 days at an approximate cost of $70,000.
o R-Tect propane reactive paint. The estimated development time is 90 days at a cost of approximately $100,000.
o R-Tect natural gas reactive paint. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
o R-Tect SF6 detector. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
o R-Tect 134A, a freon detecting coating designed for the automotive, air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.
o R-Tect 410, a freon detecting coating designed for the residential and commercial air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.

            In the event the minimum number of shares offered are sold, R-Tec would only develop R-Tect propane reactive paint.

Other Potential Applications Of R-Tec's Detection Technology

            Following the development of the products discussed above, R-Tec intends to develop coatings which detect the following gases. The development time and cost for each project has not been estimated by R-Tec. R-Tec's ability to develop additional gas detection products will be dependent upon the proceeds from this offering and the amount of funds available, if any, from operations.

     Ammonia                    Chlorine                   Methane
     Butane                     Ethane                     Methyl Mercaptan
     Carbon Monoxide            Isobutane                  Sulphur Hexaflouride
     Acetylene                  Carbon Sulfide             2-Methylpropene
     Acetyl Fluoride            Carbon Tetrafluoride       Nitric Oxide
     Allene                     Hexafluoropropane          Nitrogen
     Arsine                     Hydrogen                   Nitrous Oxide
     Boron Trichloride          Hydrogen Chloride          Other Refrigerants
     Boron Trifluoride          Isobutylene                Phosgene
     Bromotrifluoromethane      Methyl Ether               Propene
     1,3-Butadiene              Methanethiol               Sulphur Dioxide
     2-Methylpropane            Trimthylamines

               We also intend to research the feasibility of using a small strip across the top of wrapped chicken parts and meat as a means of measuring freshness. This fine lined strip would be the color green, indicating the chicken is fresh. If this strip turns red, this would indicate that the chicken is diseased or tainted with salmonella. This would alert both the retailer and the consumer to the presence of a disease that might not have been detected without this safety strip.

            We intend to work with utility companies on the detection of SF6 gas. This gas is used as an insulator in transformers and takes the place of harmful PCBs. When these gases leak out of a transformer, they may cause the electricity passing through the gas to spark and cause an explosion. Currently, the only way the utility company can detect a leak is when the transformer explodes and it must be replaced at great cost to utility companies and the consumer. R-Tec proposes that when a transformer is assembled, the utility company place a strip of our paint around the top of the transformer so that utility workers will be able to easily detect a change in the color of a transformer hanging on a utility pole, if a leak occurs.

            Blood Gases

             R-Tec believes there may be an interest in the use of our technology in the field of blood gases. Blood travels from the heart to the lungs, liver, kidneys and other major organs. During this trip it is carrying a percentage of oxygen, carbon dioxide and certain other metabolic gases. However, when there is a restriction in this flow, possibly due to coronary artery disease, the heart and lungs are unable to supply the proper amount of oxygen to the blood. Therefore, the oxygen level begins to decrease and the carbon dioxide level will increase.

            R-Tec believes that by detecting gas on a molecular basis at the rate of -10 to the 64th power, the medical field may have the ability to detect a change in the amount of carbon dioxide in the blood. This may help patients with a family history or high risk of heart attacks or strokes to possibly know if they have a serious medical condition. For example, a person might be able to rub some gel on their wrist once a month. This gel would consist of a form of R-Tec's product and dimethyl sulfoxide, a substance that carries medicine into the body. If the blood flowing through the arterial arteries has a higher than normal level of carbon dioxide, which is indicative of a restriction of blood flow and oxygen, the gel would turn from one color to another, possibly warning the individual that they may be within weeks of suffering a stroke or heart attack. This pre-warning system will allow a person to seek medical attention and relieve the arterial restriction before suffering the damage caused by a heart attack or stroke. Since smog does not affect a person's arterial blood gas level because the level of these gases is maintained internally, there is little likelihood of external factors affecting the potential product. The feasibility of this potential product cannot be assured.

            Los Alamos National Laboratory

            Los Alamos National Laboratory, (developers of the atomic weapons program), has requested a sample of our leak detection products. R-Tec intends to explore the possibility of using its technology for the carbon dioxide experimental facility at Los Alamos.

Employees

            R-Tec currently has four full-time employees. Three full time employees are officers and directors, and one is clerical. Additionally, R-Tec has retained the services of the following on a part-time basis: two scientists, five clerical, secretarial or accounting personnel and one consultant and director. In the event all of the shares offered are sold, we plan to hire approximately 20-30 additional full-time employees. If the minimum is sold, we expect to hire three additional employees, for a total of seven full-time employees.

Facilities

            R-Tec's executive offices are located at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820. Our rent is $2,000 per month under a lease which expires on October 30, 2000. We also have an office and warehouse at 499 Van Brunt Street, Suite 4B, Brooklyn, New York 11231. Our rent for that space is $1,000 a month under a month to month lease.

            Management believes that R-Tec's existing offices are unsuitable and inadequate for their future needs. However, in the event R-Tec raises only the minimum offered, its will continue to occupy its present facilities. Upon the successful completion of this offering, we plan to purchase or lease a building which will contain our offices, warehouse, research and development laboratory, and manufacturing operation at one location. We expect we will need a 50,000 to 75,000 square-foot facility. If we purchased a building, the cost may be estimated to be between $2.5 million and $3.75 million. If we leased such a facility, the expected annual lease cost may be estimated at $125,000-$200,000.

Patent

            R-Tec's gas detecting coating technology is the invention of Robert J Verdicchio, Stewart R Kaiser, and Shawn Walsh. Their invention is protected by U.S. patent #5783110, issued July 21, 1998, entitled, Composition for the Detection of Electrophilic Gases and Methods of Use Thereof. The patent describes a coating which detects gases, such as chlorodifluoromethane or carbon dioxide, which are attracted to electrons. Upon contact with such gases, protons are exchanged between the gas and the paint. The loss or gain of protons causes a dye incorporated in the paint to change color, indicating the presence of gas. R-Tec also has two pending U.S. patent applications which, if granted would expand the scope of present patent. R-Tec has foreign patent applications pending for 32 countries.

           On March 28, 1997, Mr. Verdicchio, Mr. Kaiser and Mr. Walsh assigned all of their interest in the patent to Muriel Kaiser. On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110 to R-Tec. This assignment has been filed with the U.S. Patent and Trademark Office.

            On May 10, 1999, R-Tec executed a promissory note in favor of Muriel Kaiser in the principal amount of $850,000 to pay for the transfer of the patent to R-Tec. The note bears interest at the rate of 6% per annum is to be paid in full within 30 days following the completion of this offering. By letter agreement dated July 2, 1999, Mrs. Kaiser has agreed that in the event 625,000 shares are not sold by January 10, 2000, payment will be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest. On September 28, 1999, the note was further modified by providing for payment of $400,000 of the total due by the issuance of 100,000 R-Tec shares with the remaining $450,000 being due within thirty days of R-Tec selling $2,000,000 of its shares in this offering. In the event $2,000,000 of common shares are not sold before May 1, 2000, the patent note will be paid beginning May 1, 2000 by the payment of accrued interest payable quarterly for two (2) years until May 1, 2002, at which time the R-Tec will make quarterly payments of $22,500 in principal and accrued interest until paid in full.

            There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurances that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

Patent Valuation

            The original patent has been appraised by Intellectual Property Valuators of Sandown, South Africa. The appraiser concluded that the patent has a value of $31,977,000.

Governmental Regulations And Industrial Standards

            We believe based on the opinion of our consultant who is also a director, that our products presently comply with any applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards in the future. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all future regulations or industry standards.

Year 2000 Issues

            We do not expect any Year 2000 issues to affect the development of our products. All software used by R-Tec has been represented to be Year 2000 compliant by the vendor. Motors & Armatures has provided assurances that it is Year 2000 compliant. R-Tec has taken steps to ascertain whether Anscott is Year 2000 compliant. In the event Anscott is not Year 2000 compliant, we will explore engaging another company to provide raw materials. R-Tec is working to identify alternative sources for manufacturing. R-Tec cannot give any assurances that other suppliers, distributors and manufacturers of our products would be able to resolve any Year 2000 issues that may adversely affect their operations. If this were the case, it could cause delays in the development, production and sale of our products, which would have a material adverse effect on the continued development and growth of our business.

                            Management And Affiliates

Directors, Executive Officers And Key Employees

            The names, addresses, ages and respective positions of the current directors and officers of R-Tec are as follows:

Name                                 Age              Position
----                                 ---              ---------
Philip Lacqua                        51               President, Treasurer and
1127 83rd Street                                      Director
Brooklyn, New York  11228

Nancy Vitolo                         36               Vice President, Secretary
290 Green Road                                        and Director
Sparta, New Jersey  07871

Marc M. Scola                        33               Vice President, General
61 Mallard Drive                                      Counsel and Director
Allamuchy, New Jersey  07820

Damon E. Palmer                      35               Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                       24               Director
538 Wren Way
Branchburg, New Jersey  08876

            Each director is elected for a period of one year and serves until his successor is elected by our shareholders. We have no independent compensation committee.

            Philip Lacqua, age 51, will serve as the President, Treasurer and as a Director of R-Tec. His duties will include responsibility for the overall management of R-Tec and sales. Mr. Lacqua was awarded a Bachelor of Science degree from Central College of Iowa in 1970 with a major in Political Science.

            Since 1970, Mr. Lacqua has served as President and Vice President for various companies. In 1971, Mr. Lacqua started Container Maintenance Corp., which was in the business of repairing ocean-going containers, trailers and chassis. At the same time he started CMC Haulage, Inc., which provided for interstate and intrastate trucking. In 1973, Mr. Lacqua merged his companies with others and formed Marine Repair Services, Inc. He assumed the title of Vice President of Sales. Marine Repair was primarily in the business of repairing containers, trailers and chassis in the New York area. In December, 1977, Mr. Lacqua sold his interests in CMC Haulage and Marine Repair.

           In February, 1978, Mr. Lacqua formed Eastern Industrial Supply Corp., a ship supply company. Mr. Lacqua then formed Marine Technical Service, Inc., and served as a Director and President, overseeing all aspects of that company. Marine Technical specialized in sales to the Far East, the Middle East and Europe. In June, 1998, Mr. Lacqua resigned as an officer and director of Marine Technical Service, Inc. to devote all of his attention to R-Tec. Mr. Lacqua commenced work for R-Tec in May 1996, prior to its incorporation.

            Nancy Vitolo, age 36, will serve as a Vice President, Secretary and as a Director of R-Tec. As such her duties will include public relations.
Ms. Vitolo owned and was employed by Garden State Heating and Air Conditioning Corporation as a secretary from 1991 until February, 1998. Garden State became one of the top 50 Bryant/Carrier Dealers in gross sales in the continental U.S. and Canada. Beginning in March 1998, Ms. Vitolo worked with R-Tec as a consultant until she became an employee in April, 1999. Ms. Vitolo was a sales representative for Yves Saint Laurent for the ten years prior to her association with Garden State.

           In 1995, Ms. Vitolo and Mrs. Kaiser began the research project which resulted in the development of the reactive paint technology now owned by R-Tec. Ms. Vitolo and Mrs. Kaiser opened a laboratory and engaged scientists to research the feasibility of creating a better method for detecting minute gas leaks. A laboratory was leased in Warren County, New Jersey and chemists and other scientists were engaged to perform research in this area and conduct experiments. Ms. Vitolo later withdrew from active participation in the project, but continued to assist Mrs. Kaiser in the funding of the patent. Ms. Vitolo personally loaned Mrs. Kaiser approximately $425,000 to fund the development of the patent.

            Marc M. Scola, age 33, will serve as a Vice President, General Counsel and a Director of R-Tec. His duties will include preparing and negotiating R-Tec's license agreements, contracts, and various other legal and corporate matters. Mr. Scola was an attorney in private law practice for six (6) years.

            Mr. Scola was awarded a Bachelor of Arts degree from Seton Hall University in South Orange, New Jersey in 1988. He then was awarded his Juris Doctorate ( J.D.) degree by Texas Southern University School of Law in Houston, Texas in 1992. Mr. Scola obtained a Graduate Law Degree (L.L.M.) in Taxation from Temple University School of Law in Philadelphia, Pennsylvania in 1996.

            Mr. Scola began his law practice as a solo practitioner in 1993 with the Law Firm of Marc M. Scola, Esq., P.C. located in Florham Park, New Jersey. In January of 1996, Mr. Scola formed the Law Firm of Scola & Walterschied, P.C., a two-attorney firm, located in Roseland, New Jersey, as a partner. In 1997, Mr. Scola continued in solo practice as Marc M. Scola, Esq., P.C., in Allamuchy, New Jersey. Mr. Scola has been working on the R-Tec project since May 1996.

            Mr. Scola, served as counsel to a wide variety of businesses, including construction companies, physician practices, manufacturing operations, and computer consulting firms. Mr. Scola has been involved in the review, negotiation, financing, employment issues, and restructuring of the business entities. He also had experience in the preparation of shareholder, partnership and limited liability company, stock option, employment, leasing and other types of commercial agreements.

            Damon E. Palmer, age 35, was elected to serve as a director of R-Tec on April 14, 1999, and is also a member of the Compensation and Audit Committees of the Board. Mr. Palmer is Vice President and Chief Financial Officer of Trinity Industrial Services, a computer consulting company, since 1998. From 1996 until 1998 he was Controller of Marine Technical Services, which was formed by Mr. Lacqua. Between 1994 and 1996 he was an office administrator for Edward Jones, C.P.A. From 1989 until 1994 he was a manager of a branch of the Glidden Company, which engaged in the business of manufacturing and selling paint products.

            Shawn P. Walsh, age 24, was elected to serve as a director on April 14, 1999. He graduated from Johns Hopkins University in Baltimore, Maryland in 1996 with a Bachelor of Science degree in Chemistry. He worked for R.W. Johnson Pharmaceutical Research Institute in Raritan, New Jersey from December 1996 to March 1999 as a scientist.

            R-Tec has a one year consulting Agreement with Mr. Walsh which terminates on January 1, 2000. Mr. Walsh has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec is to pay Mr. Walsh $1,000 per month for a total of $12,000 plus all reasonable out of pocket expenses. Mr. Walsh has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser.

Key Employees And Consultants

            The following biographical information relates to our consultants:

        Name                                         Position

   Stewart R. Kaiser                           Consultant
   Shawn P. Walsh                              Scientific Consultant, Director
   Robert J. Verdicchio                        Scientific Consultant

            Stewart R. Kaiser, age 33, is a graduate of Union County Technical College in Scotch Plains, New Jersey, receiving a degree in the Heating, Ventilation and Air Conditioning Mechanical Program. Mr. Kaiser was employed by Garden State Air Conditioning and Heating from 1991 until February 1998 as a Mechanical Contracting Supervisor. From March, 1998 until the present Mr. Kaiser worked as a consultant for R-Tec. Mr. Kaiser was one of three inventors of the patented proprietary technology which has been assigned to R-Tec. Mr. Kaiser has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser. Mr. Kaiser is the husband of Nancy Vitolo, and the son of Muriel Kaiser. Mr. Kaiser has no ownership rights to the patent. On November 4, 1998, Mr. Kaiser filed for Chapter 7 Bankruptcy protection in the United States Bankruptcy Court, District of New Jersey. On December 16, 1998, he voluntarily withdrew his Bankruptcy Petition.

            R-Tec has a one year Consulting Agreement with Stewart R. Kaiser, which terminates on January 1, 2000. Mr. Kaiser has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec is to pay Mr. Kaiser $1,000 per month for a total of $12,000 plus all reasonable out of pocket expenses.

            Robert J. Verdicchio, age 65, has been employed by Verdi Enterprises, Inc., a chemical consulting company of Succasunna, New Jersey, of which he is the principal owner since January, 1996. He was employed by Johnson and Johnson Consumer Products in Skillman, New Jersey, from 1973 until his retirement in 1995. He has been engaged in the development of the patented technology since 1996 and has worked for R-Tec as a consultant since July 1996. He received a Ph.D. in Metaphysical Science in 1994 from the University of Metaphysics in Los Angeles, California, a Master of Science degree in 1990 from Fairleigh Dickinson University, and a Bachelor of Science degree in Organic Chemistry in 1962 from Rutgers University. He was one of three inventors of the patented proprietary technology which has been assigned to R-Tec. Dr. Verdicchio has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser. Dr. Verdicchio has agreed to consult for R-Tec on an as needed basis.

Executive Compensation

            R-Tec has not paid any compensation since its incorporation to its executive officers and directors. We have no independent compensation committee. R-Tec has entered into employment agreements dated September 23, 1999 with Marc
M. Scola, Nancy Vitolo and Philip Lacqua, who are officers and directors of R-Tec. The agreement with Mr. Scola provides for the payment of $50,000 plus bonus per year for a two-year term and will commence upon the sale of the minimum number of shares. Mr. Scola is employed as Vice President, director and General Counsel of R-Tec. Mr. Scola has waived his salary due under the agreement through September 23, 1999.

            The employment agreement with Ms. Vitolo provides for the payment of $50,000 plus bonus per year for a two-year term and will also commence upon the sale of the minimum number of shares. Ms. Vitolo is employed as Vice President, Secretary and director of R-Tec. Ms. Vitolo has waived her salary due under the agreement through September 23, 1999.

            The employment agreement with Mr. Lacqua provides for the payment of $50,000 plus bonus per year for a two year term and will commence upon sale of the minimum number of shares. Mr. Lacqua is employed as President, Treasurer and director of R-Tec. Mr. Lacqua has waived his salary due under the agreement through September 23, 1999.

            In the event the minimum number of shares offered were sold, Mr. Scola, Mr. Lacqua and Ms. Vitolo would defer their salaries until sufficient funds were available. Sale of the minimum number of shares offered would provide sufficient funds for R-Tec to operate for 12 months without revenue.

            In addition, R-Tec established a Stock Option Plan on April 15, 1999 which provides that all regular full-time employees and key executives may be issued options to purchase a total of up to one million shares of our common stock at a price not less than 100% of the fair market value of the shares on the date the option is granted. The plan is to be administrated by the Stock Option and Compensation Committee of the Board of Directors, consisting of at least two disinterested directors. On April 14, 1999 the Board formed a Compensation Committee which consists of a total of three directors with two disinterested directors. We also intend to implement a Pension Plan in the near future.

            All of our officers are also directors of R-Tec and are, therefore, not independent. No independent person has reviewed the employment agreements. However, since April 14, 1999 the Board of R-Tec includes two disinterested directors who are members of the Compensation and Audit Committees.

            If R-Tec sells the maximum amount of shares, $2,135,000 represents an estimate of the total employee compensation for 36 to 48 months, including salaries for its officers and staff. The consulting agreements in effect do not cover full-time employment by these consultants, which must be negotiated at the appropriate time in the future.

Summary Compensation Table

                                                                                               Long Term Compensation

                                      Annual Compensation                    Awards                        Payouts
Name                                                     Other                    Securities
and                                                      Annual      Restricted   Underlying         LTIP            All Other
Principal                                                Compen-     Stock        Options/           Payouts         Compen-
Position                      Year  Salary($)  Bonus($)  sation($)   Awards($)    SARs               ($)             sation($)
-----------------------------------------------------------------------------------------------------------------------------------

Philip Lacqua                 1997   ---       ---       ----         ----        ----                ----            ----
President, Treasurer          1998   ---       ---       ----         ----        ----                ----            ----
                              1999   ---       ---       ----         ----        ----                ----            ----

Nancy Vitolo                  1997   ---       ---       ----         ----        ----                 ----           ----
Secretary                     1998   ---       ---       ----         ----        ----                 ----           ----
                              1999   ---       ---       ----         ----        ----                 ----           ----

Marc M. Scola                 1997   ---       ---       ----         ----        ----                 ----           ----
General Counsel               1998   ---       ---       ----         ----        ----                 ----           ----
                              1999   ---       ---       ----         ----        ----                 ----           ----

Damon E. Palmer               1997   ---       ---       ----         ----        ----                 ----           ----
Director                      1998   ---       ---       ----         ----        ----                 ----           ----
                              1999   ---       ---       ----         ----        ----                 ----           ----

Shawn P. Walsh                1997   ---       ---       ----         ----        ----                 ----           ----
Director                      1998   ---       ---       ----         ----        ----                 ----           ----
                              1999   ---       ---       ----         ----        ----                 ----           ----


                             Principal Shareholders

            The following table presents the shares of common stock of R-Tec owned of record or beneficially by each person known to own more than 5% of R-Tec's common stock, and the name and shareholdings of each officer and director and all officers and directors as a group.


                                                                Percent After     Percent After
Principal Stockholder's          Number of      Percent Prior     Minimum            Maximum
Name and Addresses             Shares Owned      to Offering      Offering           Offering               Office(s) Held

Philip Lacqua                     972,222        32.23%            30.95%            22.79%                    Director,
1127 83rd Street                                                                                               President,
Brooklyn, New York  11228                                                                                      Treasurer

Nancy Vitolo                      972,222        32.23%            30.95%            22.79%                    Director,
290 Green Road                                                                                                 Vice President,
Sparta, New Jersey  07871                                                                                      Secretary

Marc M. Scola                     972,222        32.23%            30.95%            22.79%                    Director,
61 Mallard Drive                                                                                               Vice President,
Allamuchy, New Jersey  07820                                                                                   General Counsel

Damon E. Palmer                       -0-           0%                0%                 0%                    Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                        -0-           0%                0%                 0%                    Director
538 Wren Way
Branchburg, New Jersey  08876

All Officers and
Directors as a Group            2,916,666        96.69%            92.84%            68.36%

                 Certain Relationships and Related Transactions

            Mr. Lacqua, Ms. Vitolo and Mr. Scola own 2,916,666 shares. The contributed $569,150 in capital through June 30, 1999. As of June 30, 1999, $61,807 of this amount is due pursuant to a promissory note from Ms. Vitolo bearing interest at 6.0% per annum.

            The patent covering R-Tec's proprietary technology was assigned to us by Muriel Kaiser. Mrs. Kaiser is the mother of Stewart Kaiser and Nancy Vitolo's mother-in-law. Ms. Vitolo is the wife of Stewart Kaiser. In consideration for the patent, we executed a promissory note in favor of Mrs. Kaiser. Pursuant to the promissory note, R-Tec was obligated to pay $850,000 payable in full within thirty (30) days of the completion of this offering. By letter agreement dated July 2, 1999, Mrs. Kaiser agreed that in the event 625,000 shares were not sold by January 10, 2000, payment would be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest. On September 28, 1999, the note was further modified by providing for payment of $400,000 of the total due by the issuance of 100,000 R-Tec shares with the remaining $450,000 being due within thirty days of R-Tec selling $2,000,000 of its shares in this offering. In the event $2,000,000 of common shares are not sold before May 1, 2000, the patent note will be paid beginning May 1, 2000 by the payment of accrued interest payable quarterly for two (2) years until May 1, 2002, at which time the R-Tec will make quarterly payments of $22,500 in principal and accrued interest until paid in full.

           R-Tec had previously executed an agreement in favor of Philip Lacqua, Nancy Vitolo and Marc M. Scola under which R-Tec agreed to reimburse Mr. Lacqua, Ms. Vitolo and Mr. Scola for all expenses advanced by such individuals prior to and after the date of R-Tec's incorporation. Such expenses include, but are not limited to, attorneys' fees, accountant fees, office leases, advertising, travel, and general expenses of this offering. On May 26, 1999, sums due Mr. Lacqua, Ms. Vitolo and Mr. Scola were reduced or reclassified as equity. As of June 30, 1999, $22,036 was owed to shareholders for reimbursement of expenses incurred since May 26, 1999.

            On September 21, 1999, R-Tec entered into a consulting agreement with Stenton Leigh Captial Corp. of Boca Raton, Florida to provide financial consulting services. The consulting agreement provides that Stenton Leigh will be paid $5,000 per month until September 20, 2000 beginning at such time as R-Tec has raised $2,000,000 in this offering.

            On September 25, 1999, our executive officers, Mr. Lacqua, Mr. Scola and Ms. Vitolo transferred 12,083,334 common shares to the Company, reducing the total number of shares held be them as a group to 2,916,666.

            R-Tec presently has two independent directors. The transactions noted above were ratified by these independent directors who do not have an interest in the transactions. Any future transactions undertaken by R-Tec with its officers, directors or 5% shareholders will be on terms no less favorable to R-Tec than could be obtained from unaffiliated parties.

Indemnification

            R-Tec's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent. We expect to obtain an insurance liability policy for this purpose at a cost of approximately $25,000 - $80,000 per year.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of R-Tec pursuant to the foregoing provisions, or otherwise, R-Tec has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that any claim for indemnification against such liabilities, (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

Organization Within Last Five Years

            As soon as the money from this offering is made available, R-Tec expects to make all arrangements necessary so that it can commence commercial operations in 1999 or early 2000.

                            Description of Securities

            The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request.

Authorized Capital

            Our authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. We have outstanding 3,016,666 shares of common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock

            The shares being offered are shares of common stock. Currently there are no markets for the common stock and there can be no assurances there will ever be a public market in the future.

            R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,016,666 shares issued and outstanding, and a maximum of 1,250,000 shares are for sale in this offering. The shares of common stock being sold will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

            The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors.

Preferred Stock

            R-Tec is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

            The Bank of New York, Inc., One Wall Street, New York, New York 10286, is the Transfer Agent and Registrar for common stock.

Escrow Agent

            The Bank of New York, Inc., One Wall Street, New York, New York 10286 is the Escrow Agent for subscriptions until the minimum number of shares is sold.

Dividend Policy

            We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Shares Eligible for Future Sale.

            Upon the consummation of this offering at the maximum, we will have 4,266,666 shares of common stock outstanding. Of these shares, the 1,250,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of R-Tec, in general, a person who has a control relationship with R-Tec, which will be subject to limitations of Rule 144 promulgated by the Commission under the Securities Act. All of the remaining 3,016,666 shares are deemed to be restricted securities, as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering. All of such shares are not eligible for sale under Rule 144 until December 1, 1999 at which time they will have been held longer than one year.

                              Plan of Distribution

            R-Tec, is offering a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock through it officers and directors and placement agent on a best-efforts basis. The factors we considered in determining the offering price of the common stock were our capital requirements, our negative book value, the percentage of ownership to be held by investors following the offering, the prospects for our business, the stage of our product development, the lack of revenue and the prospects for future revenues, and the current state of economy in the United States. From August 5, 1999 until September 24, 1999, the terms of the escrow agreement provided that funds would not be released from escrow until $5,000,000 were raised. $549,720.00 was held in escrow on October 8, 1999. On September 25, 1999, our executive officers, Mr. Lacqua, Mr. Scola and Ms. Vitolo transferred 12,083,334 common shares to the Company. Simultaneously, we reduced the number of shares offered from 3,750,000 to 1,250,000 common shares. Investors who purchased prior to the date of this prospectus will receive a complete refund of their investment with interest and may reinvest pursuant to this prospectus.

             Until the minimum number of shares are subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If less than the minimum number of shares are subscribed within three months after the effective date of this prospectus or within six months after the effective date if we elect to exercise the option to obtain an extension of the offering period, all proceeds will be promptly refunded in full, with interest, and without any deduction of expenses. Upon sale of the minimum number of shares, the escrow will be terminated and subscriptions will go directly to R-Tec. This offering will end on the earlier of the following:

            (1) three months from the effective date of this prospectus if the minimum number of shares are not sold and fully paid for, or within six months from the effective date if we elect to exercise the option to obtain this extension,

            (2) the sale of the 1,250,000 shares,

            (3) twelve months after the effective date of this prospectus or the date on which R-Tec decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

            On September 21, 1999, R-Tec entered into a best efforts agency agreement with Thornhill Group, Inc. of Boca Raton, Florida, under which Thornhill agreed to act as exclusive placement agent for this offering. The agreement provides that Thornhill will be paid:

o 10% of the gross proceeds of the offering as commission
o 3% of the gross proceeds of the offering as a non-allocable expense allowance
o Warrants to purchase 12,500 shares for $8.00 per share for every $1,000,000 in gross proceeds raised by the Company.

            Additionally, the agency agreement grants Thornhill the right to act as the Company's non-exclusive placement agent for a period of two years following the conclusion of this offering and to appoint one member to R-Tec's board.

            Under Rule 3a4-1 of the Exchange Act, none of the employees of R-Tec will be a "broker" as defined in the Exchange Act, solely by reason of participation in this offering, because:

(1) none is subject to a statutory disqualification, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation, and
(2) none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities,
(3) none is an associated person (partner, officer, director, or employee) of a broker dealer, and
(4) each meets all of the following conditions: (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for the issuer otherwise than in connection with transactions in securities; (b) none was not a broker or dealer, or an associated person of a broker dealer, within the preceding 12 months; and (c) none will not participate in selling an offering of securities for any issuer more than once every 12 months.

            Residents of California purchasing units must meet one of the following suitability requirements: an investor must (1) be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or (2) a person who (1) has an income of $65,000 and a net worth of $250,000 or
(b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles); or (3) a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or to the entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants) of net less than $14,000,000 and subsidiaries of the foregoing; or (4) a person (other than a person formed for the sole purpose of purchasing the units offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the units.

            Residents of Virginia purchasing units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.

Penny Stock Rules

            Broker/dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

            The offering price has not been determined by negotiation with an underwriter, as is customary in most offerings, and instead the offering price has been set arbitrarily by R-Tec.

                                  Legal Matters

            To the knowledge of management there is no material litigation pending or threatened against R-Tec. Legal counsel for R-Tec in connection with this offering is Brashear & Associates, P.L., 926 N.W. 13th Street, Gainesville, FL 32601.

                                     Experts

            The financial statements of R-Tec as of December 31, 1998, included in this prospectus have been audited by James Moore & Co. P.L., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                        Change In Independent Accountants

            On May 21, 1999, R-Tec engaged James Moore & Co., P.L. as its independent auditors for the year ending December 31, 1998 to replace the firm of Jurewicz & Duca, Certified Public Accountants, P.C., who were dismissed as our auditors effective May 20, 1999. James Moore & Co., P.L. reaudited the financial statements for the year ended December 31, 1998; no reliance should be placed on previous financial statements for the same period. R-Tec's Board of Directors approved the decision to change auditors.

            The reports of Jurewicz & Duca, P.C., on the financial statements of R-Tec from October 29, 1998 (inception) to December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Subsequent to the issuance of the audit report of Jurewicz & Duca, P.C., information came to the attention of Jurewicz & Duca, P.C. which they have concluded materially impacts the fairness and reliability of their audit report and the underlying financial statements. Due to the dismissal of Jurewicz & Duca, P.C., they have not addressed these issues and therefore have withdrawn their audit report dated January 7, 1999. No reliance should be placed on this audit report or the underlying financial statements.

            In connection with the audits of R-Tec's financial statements for the period ended December 31, 1998, and for the interim period preceding their dismissal, there were no disagreements with Jurewicz & Duca, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures. In a letter dated June 15, 1999, Jurewicz & Duca, P.C. have confirmed this understanding.

                             How To Invest In R-Tec

            If you want to purchase shares of R-Tec Technologies, Inc. in this offering please fill in the information requested below and return with a check payable to "Bank of New York, Escrow, R-Tec Technologies, Inc. #301472" If you wish to have the shares issued in street name, in the name of the brokerage firm where you have an account, please complete the bottom portion of the form. If you are a resident of a state where we are not authorized to sell stock, your subscription will be rejected and returned to you in full, without interest or deduction.

                         COMMON STOCK PURCHASE AGREEMENT

TO: R-Tec Technologies, Inc., Escrow, P.O. Box 282, 61 Mallard Drive, Allamuchy,
    New Jersey 07820.
    Telephone: (908) 850-8593

            Please issue shares of R-Tec Technologies, Inc.'s common stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received the PROSPECTUS DATED NOVEMBER ___, 1999, by which the shares are offered.

Signature:_______________________        Date:__________________

Enclosed is payment for ______ shares, at $8.00 per share, totaling $__________. Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.

        Name:_________________________________________________________________

        Mailing Address:______________________________________________________

        City:___________________ State:_____________  Zip Code:_______________

        Telephone No:________________ Business:_______________ Home

        Social Security or Taxpayer ID Number:________________________________

Please check one of the following:

 ___ My income has exceeded $200,000 for the last 2 years and I expect my income to exceed $200,000 this year.

 ___   My income has not exceeded $200,000 for the last 2 years.

Minimum Investment is $504.00  (U.S. Dollars) (63 shares)

Register the shares in the following name(s) and amount(s):

         Name                                             Number of Shares

A)___________________________                             ________________

B)___________________________                             ________________

C)___________________________                             ________________

As (Circle One Below):

Individual                Joint Tenants                       Trust
Tenants in Common         Corporation                         Other

If you would like your stock to be transferred to your Brokerage Account complete this section. (Complete only if shares will be in the name of the Brokerage Firm)

      Name on Account:______________________________________________________

      Name of Brokerage Firm:_______________________________________________

      Mailing Address of Brokerage Firm:____________________________________

      City:____________________ State:_____________  Zip Code:______________

      Telephone Number of Broker:___________________________________________

Social Security Number or Taxpayer I.D. Number:____________________________ Broker Account Number:_____________________________________________________

                                WIRE INSTRUCTIONS

Routing No. (ABA) 021000018 (Bank of New York)
Beneficiary: GLA-111/565
Account No. 301472

Date Wired:______________________________________

Amount Wired:____________________________________

Confirm Bank Wire with R-TEC at (888) 299-7832

            Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.

Please attach any special mailing instructions other than shown above. You will be mailed a signed copy of this agreement to retain for your records.

   ---------------------------------------------------------------------------


SUBSCRIPTION ACCEPTED BY R-TEC TECHNOLOGIES, INC.:

______________________________                  Dated___________________
Marc M. Scola, Esq.
V.P. & General Counsel

                              VIRGINIA SUBSCRIBERS

Virginia subscribers must meet the following suitability requirement:

I certify that I am (initial blank) ________ a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles) and that I am not investing more than 10% of my readily marketable assets in this offering.

MAIL TO:

        R-Tec Technologies, Inc., Escrow, P.O. Box 282, 61 Mallard Drive,
                           Allamuchy, New Jersey 07820
                                 1(888) 299-7832

                  Incomplete Forms will be returned to Sender.

R-TEC TECHNOLOGIES, INC.

                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                     ASSETS
                                     ------




                                                  June 30,         December 31,
                                                    1999                1998
                                                  --------         ------------
                                                (Unaudited)

Current assets
   Cash and cash equivalents                    $   16,834            $ 43,500
                                                ----------            --------
Equipment                                           10,083                   -
                                                ----------            --------
Other assets
   Patent                                          826,945             815,000
   Deferred offering costs                         205,042              45,000
   Deposits                                          2,000               1,000
                                                  --------            --------
     Total other assets                          1,033,987             861,000
                                                ==========            ========

Total Assets                                    $1,060,904            $904,500
                                                ==========            ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
   Accounts payable                             $   99,686             $ 7,147
   Due to stockholder                               22,036                 -
   Notes payable                                   498,000             414,000
                                                ----------             --------
        Total current liabilities                  619,722             421,147

Commitments and contingencies (Note 3)

Stockholders' equity
 Common stock, par value $.00001 per
  share, 50,000,000 shares authorized,
  2,916,666 shares issued and outstanding               29                  29
 Due from stockholders                             (61,807)            (96,160)
 Common stock payable                              400,000             400,000
 Additional paid-in capital                        569,121             419,971
 Deficit accumulated during the development       (466,161)           (240,487)
 stage                                          ----------            --------
        Total stockholders' equity                 441,182             483,353
                                                ----------            --------
Total Liabilities and Stockholders' Equity      $1,060,904            $904,500
                                                ==========            ========


                                      F-2
                 The accompanying notes to financial statements
                    are an integral part of these statements

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                         Inception
                                                                        (October 22,             Inception
                                                                            1998)               (October 22,
                                               Six-Month                   Through                  1998)
                                              Period Ended               December 31,             Through
                                              June 30, 1999                  1998               June 30, 1999
                                             ---------------          ---------------          --------------
                                               (Unaudited)                                      (Unaudited)


Revenues                                     $             -          $             -          $            -
                                             --------------           ---------------          --------------
Expenses
 Administrative fees to stockholders                 34,000                   231,000                 265,000
 Administrative and start-up                        167,674                     5,487                 173,161
 Interest expense                                    24,000                     4,000                  28,000
                                             --------------           ---------------          --------------
               Total expenses                       225,674                   240,487                 466,161
                                             ==============           ===============          ==============
Net loss                                     $     (225,674)          $      (240,487)         $     (466,161)
                                             ==============           ===============          ==============

Net loss per common share                    $         (.08)          $          (.08)         $         (.16)
                                             ==============           ===============          ==============

Weighted average common shares outstanding        2,916,666                 2,916,666               2,916,666
                                             ==============           ===============          ==============


                  The accompanying notes financial statements
                    are an integral part of these statements

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                         Deficit
                                                                                                       Accumulated
                                                              Additional                                During the       Total
                                           Common Stock        Paid-In       Due from   Common Stock   Development    Stockholders'
                                        Shares    Par Value    Capital     Stockholders    Payable        Stage          Equity
                                        -------------------   ----------   ------------ ------------   -----------    -------------
Initial capitalization, October 1998    2,916,666  $      -   $        -   $          -  $        -     $        -    $         -

Additional capital contributed by
 stockholders, October 1998
 through December 1998                        -          29      419,971        (96,160)          -              -         323,840

Purchase of patent                            -           -            -              -     400,000              -         400,000

Net loss                                      -           -            -              -           -       (240,487)       (240,487)

                                        ---------  --------   -----------   ----------- -----------     ----------    -------------
Balance, December 31, 1998              2,916,666        29       419,971       (96,160)    400,000       (240,487)        483,353



Additional capital
 contributed by stockholders
 January 1999 through March
 1999 (Unaudited)                              -          -            -              -           -              -               -
                                        ---------  --------   -----------   ----------- -----------     -----------    -----------


Additional capital contributed
 by stockholders April through
 June 1999 (Unaudited)                         -          -        29,150        14,050           -               -         43,200

Net loss (Unaudited)                           -          -             -             -           -        (225,674)       225,674)

Balance, June 30, 1999                  =========  ========   ===========   ============ ==========     ============  =============
   (Unaudited)                          2,916,666  $     29   $   569,121   $   (61,807) $  400,000     $   (466,161) $     441,182
                                        =========  ========   ===========   ============ ==========     ============  =============


                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENTS OF CASH FLOWS

                Increase (Decrease) In Cash and Cash Equivalents

                                                                                            Inception
                                                                                           (October 22,               Inception
                                                                                               1998)                (October 22,
                                                             Six-Month                       Through                    1998)
                                                            Period Ended                    December 31,              Through
                                                            June 30, 1999                      1998                June 30, 1999
                                                          ------------------             -----------------       -----------------
                                                            (Unaudited                                              (Unaudited)

Cash flows from operating activities                      $         (225,674)            $        (240,487)      $       (466,161)
 Net loss                                                 ------------------             -----------------       -----------------
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Unreimbursed expenses contributed to
    capital by shareholders                                           14,500                       231,000                245,500
   Interest expense - amortization of
    discount on note payable                                          24,000                         4,000                 28,000
   Increase in deposits                                               (1,000)                       (1,000)                (2,000)
   Increase in accounts payable                                       52,539                           147                 52,686
   Increase in due to stockholders                                    22,036                            -                  22,036
                                                          ------------------             -----------------       -----------------
               Total adjustments                                     112,075                       234,147                346,222
                                                          ------------------             -----------------       -----------------
          Net cash used in operating activities                     (113,599)                       (6,340)              (119,939)
Cash flows from investing activities                      ------------------             -----------------       -----------------
 Patent costs                                                         (5,945)                       (5,000)               (10,945)
 Purchase of equipment                                               (10,083)                            -                (10,083)
          Net cash used in investing activities                      (16,028)                       (5,000)               (21,028)
                                                           -----------------             -----------------       -----------------
Cash flows from financing activities
 Increase in deferred offering costs                                (126,042)                      (38,000)              (164,042)
 Proceeds from note payable                                           60,000                            -                  60,000
 Capital contributed by stockholders                                 169,003                        92,840                261,843
          Net cash provided by financing activities                  102,961                        54,840                157,801

Net increase (decrease) in cash                            -----------------             -----------------        ----------------
   and cash equivalents                                              (26,666)                       43,500                 16,834

Cash and cash equivalents, beginning of period                        43,500                            -                       -
                                                           -----------------             -----------------        ----------------
Cash and cash equivalents, end of period                   $          16,834             $          43,500        $         16,834
                                                           =================             =================        ================
Supplemental disclosures of noncash
 investing and financing activities
  Purchase of patent with common stock and note payable    $              -              $         810,000        $        810,000



The accompanying notes to financial statements are an integral part of these statements.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



(1)      Summary of Significant Accounting Policies:

The following is a summary of the more significant accounting policies and practices of R-Tec Technologies, Inc. (the Company) which affect the accompanying financial statements.

         (a) Organization and operations--The Company was incorporated on October 22, 1998, to commercialize and advance the technology of a recently obtained patent on a type of paint that can detect certain gases. The Company plans to pursue other applications of this technology.

         (b) Presentation--The Company has devoted substantially all its efforts to date to raising capital to commercialize its technology and has no revenues. Therefore, these financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7 Accounting and Reporting by Development Stage Enterprises.

         (c) Unaudited information--In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position at June 30, 1999; the results of operations and cash flows for the six months then ended; and the results of operations and cash flows for the period from inception though June 30, 1999, have been made. Operating results for the six month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

         (d) Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (e) Cash and cash equivalents--For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         (f) Equipment--Equipment is recorded at cost. No depreciation has been recorded in the accompanying financial statements since the equipment has not been placed in service.

         (g) Deferred offering costs--Costs directly attributable to the proposed stock offering as described in Note 2 are deferred and offset against the proceeds from the offering if successful or expensed if the offering is not successful.

         (h) Patent--Patents are recorded at the cost of acquisition if purchased or if developed internally, the accumulation of the direct costs incurred to obtain the patent. No amortization has been recorded in the accompanying financial statements since the patent has not been placed in service.

         (i) Deferred income taxes--Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


(1)      Summary of Significant Accounting Policies:  (Continued)

         (j) Loss per common share--Loss per common share is computed using the weighted average of shares outstanding during each period presented in accordance with Statement of Financial Accounting Standards No. 128 Earnings Per Share.

         (k) Start-up costs--The initial costs incurred to organize the Company are expensed when incurred.

         (l) Advertising--Advertising costs are expensed when incurred.

(2)       Proposed Public Offering of Common Stock:

The Company is offering up to 3,750,000 shares of its common stock for sale at $8.00 per share, which is expected to raise between $5 to $30 million. The Company subsequently amended its offering (see Note 11). There is no assurance the offering will be successful.


(3)       Commitments and Contingencies:

The Company has entered into a five year exclusive manufacturing agreement with a specialty chemical manufacturer for certain of the Company's initial products expiring in October 2003.

On April 14, 1999, the Company entered into five year employment contracts with its three principal officers for total annual salaries of $990,000 beginning on January 1, 1999. The terms of these agreements were modified in September 1999 (see Note 11).

On April 14, 1999, the Company adopted a stock bonus plan for certain classes of employees and reserved 1,000,000 shares of its authorized but unissued common stock under this plan. No stock options have been granted.

The Company has one year service contracts with two consultants beginning January 1, 1999. The contracts specify a minimum payment of $1,000 per month. The contracts can be cancelled with thirty days written notice by either party. The Company expensed $3,500 and the consultants waived $8,500 in payments under the contracts for the six months ended June 30, 1999.

The Company leases an office facility under a one year operating lease with a monthly rent of $1,000. A second office is leased from a stockholder under a two year lease at $2,000 per month. Rent expense was $10,000 for 1998 and $18,000 for the six months ended June 30, 1999.

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


(4)       Patent Acquisition and Notes Payable:

The Company purchased a patent from a related party (see Note 6) on December 1, 1998, the terms which were substantially modified in May 1999 and September 1999 (see Notes 9 and 10). The Company is obligated to issue 100,000 shares of the Company's common stock valued at $400,000 (see Note 11) and issued a promissory note in the amount of $450,000. The stock payable obligation is recorded at a value of $4.00 per share which is 50% of the public offering price (see Note 2) because the stock is under various trading restrictions. The promissory note is initially non interest bearing and is due in full within thirty days of $2 million being raised in the proposed stock offering described in Note 2; or if $2 million is not raised by May 1, 2000, then interest at 6% is payable quarterly from May 1, 2000 until May 1, 2002 at which time quarterly payments of $22,500 plus accrued interest are due until paid in full. As of the date of the agreement, the patent, stock payable obligation and note payable have been recorded at $810,000 which represents the net present value of the stock payable obligation and note payable. The accompanying financial statements reflect the new terms of this transaction.

In June 1999, the Company received $60,000 under a note payable. The promissory note is due in full within thirty days of $2 million being raised in the proposed stock offering described in Note 2; or if $2 million is not raised the note is due in full on or before November 15, 2000. Interest at 8.5% is due monthly.

(5)     Income Taxes:

The Company has a deferred tax asset of approximately $75,000 at December 31, 1998, due to the net loss incurred since inception. Temporary differences giving rise to deferred tax assets consist primarily of the deferral of substantially all start-up expenses for income tax purposes. Management has provided a valuation allowance equal to the amount of the deferred tax assets at December 31, 1998, due to the uncertainty of realization of the future benefit of these future deductions. Therefore, no income tax provision or benefit is provided in the accompanying statements of operations.

(6)      Related Party Transactions:

Certain unreimbursed administrative expenses of the Company were incurred by two shareholders, both before and after the Companys' incorporation on October 22, 1998. The Company recorded $14,500 and $231,000 as administrative fees to stockholders and as an increase in additional paid in capital for the six months ended June 30, 1999 and for the period ended December 31, 1998, respectively, in the accompanying financial statements. The Company also expensed an additional $19,500 as administrative fees to stockholders and an increase in due to stockholders for the six months ended June 30, 1999.

The Company is owed $61,807 and $96,160 from stockholders for amounts due for additional paid-in capital as of June 30, 1999 and December 31, 1998, respectfully. These amounts have been reflected as a reduction in stockholders' equity in the accompanying financial statements.

The Company purchased a patent under terms described in Note 4 from a relative of a shareholder/officer of the Company. The Company owes this related party 100,000 shares of common stock and $450,000 at June 30, 1999.

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


(7)      Concentrations of Credit Risk:

Significant concentrations of credit risk for all financial instruments owned by the Company are as follows:

         (a) Demand deposits--The Company has demand deposits in one bank, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The bank balance was $17,771 and $48,500 at June 30, 1999 and
         December 31, 1998, respectively. The Company has no policy of requiring collateral or other security to support its deposits.

         (b) Due from stockholders--The Company is owed $61,807 from one stockholder at June 30, 1999, and $96,160 from two stockholders at December 31, 1998. The Company has no policy of requiring collateral or other security to support these amounts.

(8)      Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107 Disclosures about Fair Values of Financial Instruments requires disclosure of fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet account as of December 31, 1998:

                                               Carring
                                               Amount             Fair Amount
                                             -----------        ---------------
Financial Assets
 Cash and cash equivalents                   $    43,500        $        43,500
 Due from stockholders                            96,160                 96,160
                                             -----------        ---------------
      Total financial assets                 $   139,660        $       139,660
                                             ===========        ===============

Financial Liabilities


 Accounts payable                            $     7,147        $         7,147
 Notes payable                                   414,000                450,000
 Common stock payable                            400,000                400,000
                                             -----------        ---------------
      Total financial liabilities            $   821,147        $       857,147
                                             ===========        ===============
The fair value of financial instruments approximates carrying value due to the short-term maturity of the instruments.

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998



(9)    May 1999 Restatement of Previously Issued Audited Financial Statements:
       -----------------------------------------------------------------------

Subsequent to the issuance of the Company's 1998 financial statements and an audit report thereon dated January 7, 1999, certain errors were discovered by management. These errors resulted in an overstatement of previously reported organizational costs and an understatement of previously reported deferred offering costs as of December 31, 1998. In addition, an agreement to acquire a patent and agreements to repay stockholders for certain organizational expenses were subsequently significantly modified by management of the Company. Accordingly, the 1998 financial statements have been restated to correct these errors and significant modifications. The effect of these errors and changes was to increase the net loss and deficit accumulated during the development stage by $227,065, decrease total assets by $456,854, decrease total liabilities by $553,626 and increase paid-in capital by $323,837. Components of these errors and changes and their effect on net income and earnings (loss) per share are as follows:


                                                                                            Earnings
                                                                      Income               (Loss Per-
                                                 Amounts            (Loss) Effect         share Effect
                                                ---------          --------------         ------------

Organization costs previously
 capitalized - expensed in restatement        $   228,065          $     (228,065)        $      (.08)

Organization costs previously
 capitalized - reclassified as
 deferred offering costs in restatement            45,000                      -                    -

Patent costs previously expensed -
 capitalized in restatement                         5,000                   5,000                   -

Modification of patent acquisition agreement,
 previously capitalized at $1- recorded at net
 present value and corresponding obligation was
 recorded in restatement                          814,999                      -                    -

Imputation of interest expense on patent
 acquisition recorded in restatement                4,000                  (4,000)                 (-)

Organization costs due to stockholders
 under notes payable previously recorded -
 eliminated in restatement                      1,050,936                      -                    -

Loans from stockholders previously recorded -
 reclassified as paid-in capital in
 restatement                                      323,840                      -                    -

Additional capital due from stockholders
 was recorded in restatement                       96,160                      -                    -
                                                =========           ==============            ===========
          Totals                                                    $  (227,065)              $     (.08)

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


The Company has restated its previously issued audited financial statements, which were audited by other auditors and whose opinion was dated January 7, 1999. Any previously issued financial statements of the Company should not be relied upon for any purpose.

(10)    September 1999 Restatement of Previously Issued Financial Statements:

Subsequent to the issuance of the Company's 1998 financial statements and audit report thereon dated May 25, 1999, certain agreements were modified that affect the 1998 financial statements. The number of total shares outstanding has been reduced from 15,000,000 to 2,916,666. In addition, the Company's $850,000 obligation under the note payable for patent acquisition was restructured and replaced with an obligation to issue 100,000 shares of the Company's common stock valued at $400,000 and a non interest bearing note payable in the amount of $450,000. Accordingly, the 1998 financial statements have been restated to reflect these modifications. The effect of this change was to increase the loss per share by $(.06) for the period from inception (October 22, 1998) through December 31, 1998.

(11)       Subsequent Events (Unaudited):

The Company is currently amending its public offering as described in Note 2 to raise between $1 and $10 million by offering up to 1,250,000 shares of its common stock for sale at $8.00 per share.

In connection with the proposed public offering as described in Note 2, the Company entered into an agreement with a placement agent contingent on the Company raising at least $1 million. The Company agreed to pay the placement agent 13% of the amount raised and issued warrants to purchase 12,500 shares at $8.00 per share on a pro rata basis for each $1 million raised. The warrants expire in five years. The Company can cancel the agreement subject to a $100,000 breakup fee.

In connection with the proposed public offering as described in Note 2, the Company entered into an agreement with a financial consultant contingent on the Company raising at least $2 million in capital. The consultant will be paid $5,000 per month plus expenses during the first twelve months following the Company raising $2 million in capital. The agreement renews for an additional year unless canceled at the end of the initial year.

The Company cancelled the April 1999 employment agreements with its three principal officers as described in Note 3 and entered into three new five-year agreements on September 23, 1999 for total annual salaries of $150,000 beginning on the date of the agreement. The officers have waived all salaries through September 29, 1999. No amounts have been reflected in the accompanying financial statements because the Company is in the earliest phases of development.

                                TABLE OF CONTENTS

Prospectus Summary                                         3
Risks Factors                                              5
Recent Developments                                        7
Where You Can Find
     Additional Information                                7
Dilution                                                   8
Use of Proceeds                                            9
Selected Financial
     Data                                                 12
Management's Discussion
     and Analysis or Plan of
     Operation                                            12
Business                                                  13
Management and Affiliates                                 20
Principal Shareholders                                    23
Certain Relationships
     and Related Transactions                             24
Description of Securities                                 25
Plan of Distribution                                      26
Legal Matters                                             27
Experts                                                   27
Change in Independent
     Accountants                                          27
How to Invest in R-Tec                                    28
Financial Statements                                     F-1



                                   ----------

                            R-Tec Technologies, Inc.
                          1,250,000 Shares Common Stock
                                 $8.00 per share

                            -------------------------


            Until February 17, 2000, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. This prospectus should be read in its entirety by any prospective investor prior to his or her investment.